Roka Bioscience, Inc. Prices Private Placement of Preferred Stock and Warrants
WARREN, N.J., Sept. 16, 2016 /PRNewswire/ -- Roka Bioscience, Inc. (ROKA), a molecular diagnostics company focused on providing advanced testing solutions for the detection of foodborne pathogens, today announced that it has entered into a securities purchase agreement in connection with a private placement. Upon the closing of the private placement, Roka will receive gross proceeds of approximately $22.5 million resulting from the sale of approximately 22,500 shares of the Company’s Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into approximately 1,428 shares of the Company’s common stock, which is equivalent to a purchase price of $0.70 per common share, or an aggregate of approximately 32,143,000, subject to customary adjustments and certain issuance limitations. The purchasers will receive a five-year warrant to purchase approximately 1,428 shares of the Company’s common stock, or an aggregate of approximately 32,143,000, at an exercise price of $0.70 per share for each share of Series A Preferred Stock purchased.
The closing of the private placement is expected to take place on September 21, 2016 and is subject to the satisfaction of customary closing conditions. In connection with the closing, Roka will enter into a registration rights agreement with the purchasers of the securities issued in the private placement. Roka plans to use the proceeds from the private placement for general corporate purposes.
Following the closing, the Company will be required to hold a meeting of its stockholders in order to, among other things, satisfy NASDAQ requirements with respect to the issuance of the Company’s common stock upon conversion of the convertible preferred stock and exercise of the warrants. The conversion of the preferred stock into shares of the Company’s common stock will occur automatically upon receipt of such stockholder approval. Holders of more than 50% of the Company’s outstanding shares of common stock have entered into a voting agreement with respect to the meeting of the Company’s stockholders.
In addition, the Company agreed to use commercially reasonable efforts to file, within 30 days following receipt of the stockholder approval, a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock underlying the preferred stock and warrants.
Certain funds affiliated with certain members of the Company’s board of directors, and certain officers and directors of the Company, agreed to purchase an aggregate of 12,145 shares of Series A Preferred Stock, which will be convertible into 17,343,060 shares of common stock, and warrants to purchase 17,343,060 shares of common stock in the offering.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to the terms of the registration rights agreement to be entered into at the closing, Roka will agree to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the warrants.
Terms of the private placement can be found on a Form 8-K to be filed with the Securities and Exchange Commission.
About Roka Bioscience
Roka Bioscience, Inc. is a molecular diagnostics company focused on developing and commercializing advanced testing solutions for the food safety testing market. Our Atlas® Detection Assays incorporate our advanced molecular technologies and are performed on our "sample-in, result out" Atlas System that automates all aspects of molecular diagnostic testing on a single, integrated platform. The Atlas System and Detection Assays are designed to provide our customers with accurate and rapid test results with reduced labor costs and improved laboratory efficiencies. For more information, visit http://www.rokabio.com.
Forward-Looking Statements
This press release contains statements that are forward-looking, including statements regarding Roka's expectations regarding the amount and expected uses of the proceeds that will be received in the private placement, the expected closing date of the private placement transaction, and the anticipated filing of a registration statement to cover the resale of the shares sold in the private placement. Although Roka believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. Forward-looking statements involve risks and uncertainties, many of which are beyond Roka's control. These risks, uncertainties and other factors could cause actual results to differ materially from those projected in forward-looking statements. For a detailed description of such risks and uncertainties, you are encouraged to review the official corporate documents filed with the Securities and Exchange Commission on EDGAR. Roka does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.
Investor or Media related inquiries please contact:

Investor Contact:
Roka Bioscience, Inc.
ir@rokabio.com
855-ROKABIO (855-765-2246)